UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2014

CTI INDUSTRIES CORPORATION

(Exact name of registrant as specified in its charter)

Illinois	0-23115	36-2848943
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

22160 North Pepper Road, Barrington, IL	60010
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code_____(847) 382-1000_____________

__________________________N/A________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item No. 1.01 – Entry in to a Material Definitive Agreement

On December 23, 2014, Registrant entered into Amendment No. 5 to Credit Agreement (“Credit Agreement Amendment”) with BMO Harris Bank N.A., a national banking association (“BMO Harris”) and Limited Waiver and Amendment No. 2 to Note and Warrant Purchase Agreement (“Note and Warrant Agreement Amendment”) with BMO Private Equity (U.S.), Inc., a Delaware corporation (“BMO Equity”).

In the Credit Agreement Amendment, (i) BMO Harris waived certain anticipated events of default as of December 31, 2014 by Registrant with respect the amount of capital expenditures and the change of name of a subsidiary, and (ii) the Credit Agreement was amended (A) to exclude from the definition of Senior Funded Debt and Total Funded Debt certain indebtedness of a variable interest entity, (B) to require Registrant to provide financial reports and variance reports to the BMO Harris within 45 days after the end of each calendar month, (C) to change the Senior Leverage Ratio and Total Leverage Ratio requirements for fiscal quarters ending December 31, 2014 and for each fiscal quarter thereafter to the maturity of the loan facility on July 18, 2017 and (D) to provide for the engagement by Registrant of a financial consultant to provide business financial planning and advisory services to Registrant.

In the Note and Warrant Agreement Amendment, (i) BMO Equity waived certain anticipated events of default as of December 31, 2014 by Registrant with respect the amount of capital expenditures and the change of name of a subsidiary, (ii) the Note and Warrant Agreement was amended (A) to exclude from the definition of Senior Funded Debt and Total Funded Debt certain indebtedness of a variable interest entity, (B) to require Registrant to provide financial reports and variance reports to the BMO Equity within 45 days after the end of each calendar month, (C) to change the Senior Leverage Ratio and Total Leverage Ratio requirements for fiscal quarters ending December 31, 2014 and for each fiscal quarter thereafter to the maturity of the loan facility on June 30, 2017 and (D) to provide for the engagement by Registrant of a financial consultant to provide business financial planning and advisory services to Registrant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTI Industries Corporation
(Registrant)

Date: December 24, 2014	By:	/s/ Stephen M. Merrick
Stephen M. Merrick
President

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